Exhibit 99.1

FOR IMMEDIATE RELEASE		August 3, 2010
Media Contact:	Alan Bunnell, (602) 250-3376	Page 1 of 4
Analyst Contact:	Rebecca Hickman, (602) 250-5668
Website:	pinnaclewest.com
PINNACLE WEST REPORTS SECOND-QUARTER RESULTS
•	Focus on cost management helps offset effects of unusually mild weather
•	Sale of non-core assets provides boost to net income
PHOENIX — Pinnacle West Capital Corp. (NYSE: PNW) today reported consolidated net income attributable to common shareholders of $114.8 million, or $1.07 per diluted share of common stock, for the quarter ended June 30, 2010. This result compares with net income attributable to common shareholders of $68.3 million, or $0.68 per diluted share, for the same quarter in 2009.
Excluding results of discontinued operations related to the Company’s real estate segment and its district cooling business, Pinnacle West’s consolidated on-going earnings in the 2010 second quarter were $89.8 million, or $0.83 per share, compared with on-going earnings of $76.4 million or $0.75 per share, in the same period a year ago. A reconciliation of reported earnings to on-going earnings is provided at the end of this release.
“In spite of mild weather in the quarter, our emphases on controlling costs and focusing on a back-to-basics strategy helped us achieve strong operating and financial results,” said Pinnacle West Chairman, President and Chief Executive Officer Don Brandt.
The second-quarter on-going results comparison was positively impacted by the following factors:
•	Higher revenues resulting from retail electricity rate increases improved earnings by $0.26 per share. Of this amount, $0.21 was related to base rates and $0.02 was related to line extension revenues, both implemented in January as a result of the Company’s regulatory settlement. The balance was attributable to a retail transmission rate increase implemented in the 2009 third quarter.
•	Lower operations and maintenance expenses improved earnings by $0.04 per share. The variance excludes costs associated with renewable energy and demand-side management programs, which are offset by comparable amounts of operating revenues.
•	Higher retail electricity sales, excluding the effects of weather, improved earnings by $0.02 per share. Weather-normalized sales increased 0.6 percent in the current-year second quarter compared with the corresponding 2009 period, the first quarterly increase since the 2008 third quarter.

PINNACLE WEST 2010 SECOND-QUARTER RESULTS	August 3, 2010

These positive factors were offset in part by the following items:
•	Unusually mild weather, especially in April and May (with the latter being the mildest May in more than 10 years), decreased the Company’s earnings by $0.15 per share during the quarter. There were 381 residential cooling-degree days (a proxy for the effects of weather) in the 2010 second quarter — 17 percent less than the year-ago second quarter, which was near normal.
•	Lower mark-to-market valuations of fuel contracts as a result of changes in commodity prices reduced earnings by $0.03 per share.
•	The net effect of other miscellaneous items, including the effects of common shares issued in April 2010, decreased earnings $0.06 per share.
Consolidated on-going earnings exclude results from discontinued operations. Income from discontinued operations was $25.0 million, or $0.24 per share, for the second quarter of 2010, which compared favorably with a loss from discontinued operations of $8.0 million, or $0.07 per share, for the same quarter a year earlier. The changes were primarily attributable to disposal of non-core assets:
•	The gain on the sale of subsidiary APS Energy Services’ district cooling business and related operating results contributed $0.24 per share.
•	Lower net losses at the Company’s real estate segment improved quarter-over-quarter earnings by $0.07 per share.
Arizona Public Service Co. (APS), the Company’s principal subsidiary, reported 2010 second quarter net income attributable to common shareholder of $90.2 million, versus earnings of $78.5 million for the comparable 2009 quarter.
2010 and 2011 Earnings Outlook
The Company continues to expect its 2010 consolidated on-going earnings to be in the range of $2.95 to $3.10 per diluted share. Key factors and assumptions underlying the outlook remain unchanged, except for the following:
•	Actual weather for the first half of the year and normal weather patterns for the remainder of the year;
•	Total electricity gross margin (operating revenues, net of fuel and purchased power expenses, excluding Renewable Energy Surcharge and similar rate adjustors) of about $2.00 billion to $2.05 billion, which was previously expected to be $2.04 billion to $2.09 billion; and
•	Operating expenses (operations and maintenance, excluding costs for Renewable Energy Standard and similar regulatory programs; depreciation and amortization; and taxes other than income taxes) of about $1.26 billion to $1.29 billion, which were previously expected to be $1.30 billion to $1.33 billion.

PINNACLE WEST 2010 SECOND-QUARTER RESULTS	August 3, 2010

The Company also continues to estimate its 2011 consolidated on-going earnings will be within the 2010 guidance range with some opportunity for modestly exceeding that range.
Conference Call and Web Cast
Pinnacle West invites interested parties to listen to the live web cast of management’s conference call to discuss the Company’s 2010 second-quarter results, as well as recent developments at 12:00 noon (ET) today, August 3. The web cast can be accessed at www.pinnaclewest.com/presentations and will be available for replay on the web site for 30 days. To access the live conference call by telephone, dial (877) 356-3961 and enter Conference ID 82449914. A replay of the call also will be available until 11:55 p.m. (ET), Tuesday, August 10, 2010, by calling (800) 642-1687 in the U.S. and Canada or (706) 645-9291 internationally and entering the same Conference ID number as above.
General Information
Pinnacle West is a Phoenix-based company with consolidated assets of about $12.2 billion. Through its subsidiaries, the Company generates, sells and delivers electricity and sells energy-related products and services to retail and wholesale customers in the western United States.
Dollar amounts in this news release are after income taxes. Earnings per share amounts are based on average diluted common shares outstanding. For more information on Pinnacle West’s operating statistics and earnings, please visit www.pinnaclewest.com/investors.
PINNACLE WEST CAPITAL CORPORATION
NON-GAAP FINANCIAL MEASURE RECONCILIATION

NET INCOME ATTRIBUTABLE TO COMMON SHAREHOLDERS
(GAAP MEASURE) TO ON-GOING EARNINGS (NON-GAAP FINANCIAL MEASURE)

	Three Months Ended		Three Months Ended
	June 30, 2010		June 30, 2009
	Dollars in	Diluted	Dollars in	Diluted
	Millions	EPS	Millions	EPS

Net Income Attributable to Common Shareholders	$114.8	$1.07	$68.3	$0.68
Adjustments:
Real estate segment	1.3	0.01	8.8	0.08
District cooling business	(26.3)	(0.25)	(0.7)	(0.01)

On-going Earnings	$89.8	$0.83	$76.4	$0.75

PINNACLE WEST 2010 SECOND-QUARTER RESULTS	August 3, 2010

NON-GAAP FINANCIAL INFORMATION
In this press release, we refer to “on-going earnings.” On-going earnings is a “non-GAAP financial measure,” as defined in accordance with SEC rules. We believe on-going earnings provide investors with a useful indicator of our results that is comparable among periods because it excludes the effects of unusual items that may occur on an irregular basis. Investors should note that these non-GAAP financial measures involve judgments by management, including whether an item is classified as an unusual item. We use on-going earnings, or similar concepts, to measure our performance internally in reports for management.
FORWARD-LOOKING STATEMENTS
This press release contains forward-looking statements regarding our 2010 and 2011 earnings outlook, and neither Pinnacle West nor APS assumes any obligation to update these statements, even if our internal estimates change, except as required by applicable law. These forward-looking statements are often identified by words such as “estimate,” “predict,” “may,” “believe,” “plan,” “expect,” “require,” “intend,” “assume” and similar words. Because actual results may differ materially from expectations, we caution you not to place undue reliance on these statements. A number of factors could cause future results to differ materially from historical results, or from outcomes currently expected or sought by Pinnacle West or APS. These factors include, but are not limited to:
•	regulatory and judicial decisions, developments and proceedings;

•	our ability to achieve timely and adequate rate recovery of our costs;

•	our ability to reduce capital expenditures and other costs while maintaining reliability and customer service levels;

•	variations in demand for electricity, including those due to weather, the general economy, customer and sales growth (or decline), and the effects of energy conservation measures;

•	power plant performance and outages;

•	volatile fuel and purchased power costs;

•	fuel and water supply availability;

•	new legislation or regulation relating to greenhouse gas emissions, renewable energy mandates and energy efficiency standards;

•	our ability to meet renewable energy requirements and recover related costs, including returns on debt and equity capital;

•	risks inherent in the operation of nuclear facilities, including spent fuel disposal uncertainty;

•	competition in retail and wholesale power markets;

•	the duration and severity of the economic decline in Arizona and current credit, financial and real estate market conditions;

•	the cost of debt and equity capital and the ability to access capital markets when required;

•	restrictions on dividends or other burdensome provisions in our credit agreements and Arizona Corporation Commission orders;

•	our ability, or the ability of our subsidiaries, to meet debt service obligations;

•	changes to our credit ratings;

•	the investment performance of the assets of our nuclear decommissioning trust, pension, and other postretirement benefit plans and the resulting impact on future funding requirements;

•	the liquidity of wholesale power markets and the use of derivative contracts in our business;

•	potential shortfalls in insurance coverage;

•	new accounting requirements or new interpretations of existing requirements;

•	transmission and distribution system conditions and operating costs;

•	the ability to meet the anticipated future need for additional baseload generation and associated transmission facilities in our region;

•	the ability of our counterparties and power plant participants to meet contractual or other obligations;

•	technological developments in the electric industry; and

•	economic and other conditions affecting SunCor Development Company’s ability to dispose of its remaining assets and satisfy its debt obligations.
These and other factors are discussed in Risk Factors described in Item 1A of the Pinnacle West/APS Annual Report on Form 10-K for the fiscal year ended December 31, 2009, which readers should review carefully before placing any reliance on our financial statements, disclosures or our earnings outlook.
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PINNACLE WEST CAPITAL CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(unaudited)
(dollars and shares in thousands, except per share amounts)

	THREE MONTHS ENDED		SIX MONTHS ENDED
	JUNE 30,		JUNE 30,
	2010	2009	2010	2009
Operating Revenues
Regulated electricity segment	$799,416	$812,510	$1,410,841	$1,415,088
Other revenues	21,178	6,078	30,108	10,878

Total	820,594	818,588	1,440,949	1,425,966

Operating Expenses
Regulated electricity segment fuel and purchased power	251,800	291,699	467,340	539,087
Operations and maintenance	215,104	215,545	422,946	412,371
Depreciation and amortization	103,017	100,980	203,670	201,058
Taxes other than income taxes	31,684	32,766	63,408	66,773
Other expenses	15,716	5,704	22,644	10,829

Total	617,321	646,694	1,180,008	1,230,118

Operating Income	203,273	171,894	260,941	195,848

Other
Allowance for equity funds used during construction	5,504	4,730	10,893	9,722
Other income	933	6,252	1,819	3,292
Other expense	(5,660)	(4,187)	(7,134)	(10,529)

Total	777	6,795	5,578	2,485

Interest Expense
Interest charges	60,741	59,884	121,446	117,148
Allowance for borrowed funds used during construction	(3,104)	(3,225)	(6,151)	(6,969)

Total	57,637	56,659	115,295	110,179

Income From Continuing Operations Before Income Taxes	146,413	122,030	151,224	88,154

Income Taxes	51,829	41,000	44,657	27,816

Income From Continuing Operations	94,584	81,030	106,567	60,338

Income (Loss) From Discontinued Operations
Net of Income Taxes	24,982	(8,184)	12,102	(153,562)

Net Income (Loss)	119,566	72,846	118,669	(93,224)

Less: Net income (loss) attributable to noncontrolling interests	4,769	4,499	9,886	(5,061)

Net Income (Loss) Attributable To Common Shareholders	$114,797	$68,347	$108,783	$(88,163)

Weighted-Average Common Shares Outstanding — Basic	107,355	101,109	104,431	101,048

Weighted-Average Common Shares Outstanding — Diluted	107,764	101,193	104,857	101,048

Earnings Per Weighted-Average Common Share Outstanding
Income from continuing operations attributable to common shareholders — basic	$0.84	$0.76	$0.93	$0.51
Net income (loss) attributable to common shareholders — basic	$1.07	$0.68	$1.04	$(0.87)
Income from continuing operations attributable to common shareholders — diluted	$0.83	$0.75	$0.92	$0.51
Net income (loss) attributable to common shareholders — diluted	$1.07	$0.68	$1.04	$(0.87)

Amounts Attributable To Common Shareholders
Income from continuing operations, net of tax	$89,806	$76,379	$96,661	$51,037
Discontinued operations, net of tax	24,991	(8,032)	12,122	(139,200)

Net income (loss) attributable to common shareholders	$114,797	$68,347	$108,783	$(88,163)